Exhibit 99.1

WILSHIRE BANCORP, INC.

CONTACT INFORMATION:

Alex Ko, EVP & CFO - (213) 427-6560

www.wilshirebank.com

For Immediate Release

Wilshire Bancorp, Inc. Announces Pricing of $100 Million Underwritten Public Offering of Common Stock

LOS ANGELES, May 11, 2011 — Wilshire Bancorp, Inc. (Nasdaq: WIBC) (the “Company”), the parent company of its wholly-owned subsidiary Wilshire State Bank (the “Bank”), announced today the pricing of its previously announced underwritten public offering of common stock, raising aggregate gross proceeds of $100 million. The offering consisted of 36,363,600 shares of common stock at a price to the public of $2.75 per share. The Company also granted the underwriters a 30-day option to purchase up to 5,454,540 additional shares of common stock, solely to cover over-allotments, if any.  The Company expects issuance and delivery of the shares to occur on May 17, 2011, subject to customary closing conditions.

A substantial portion of the net proceeds from the offering will be contributed to the Bank as additional capital and the remaining net proceeds will be used to satisfy cash needs of the Company and for other general corporate purposes.

J.P. Morgan Securities LLC is the book-running manager and Macquarie Capital (USA) Inc. is the co- manager for this offering.  A registration statement relating to these securities has been filed with the Securities and Exchange Commission and has become effective. The offering will be made only by means of a prospectus supplement and the accompanying base prospectus filed as a part of the Company’s effective shelf-registration statement on Form S-3 (File No. 333-161847). Copies of the prospectus supplement and the related base prospectus may be obtained from J.P. Morgan Securities LLC at c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Attention: Prospectus Department, or by calling 866-803-9204, or Macquarie Capital (USA) Inc. at 125 W 55th Street, Level 23, New York, NY 10019, Attention: Tim Gould, or by calling 212-231-8022.

About Wilshire Bancorp

Headquartered in Los Angeles, Wilshire State Bank operates 24 branch offices in California, Texas, New Jersey and New York, and six loan production offices in Dallas, Houston, Atlanta, Denver, Annandale, Virginia, and Fort Lee, New Jersey, and is an SBA preferred lender nationwide. Wilshire State Bank is a community bank with a focus on commercial real estate lending and general commercial banking, with its primary market encompassing the multi-ethnic populations of the Los Angeles Metropolitan area. Wilshire Bancorp’s strategic goals include increasing shareholder and franchise value by continuing to grow its multi-ethnic banking business and expanding its geographic reach to other similar markets with strong levels of small business activity. Visit us at www.wilshirebank.com.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forward-Looking Statements

This news release contains forward-looking statements for which the company claims the protection of the safe harbor contained in the Private Securities and Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. A number of factors, many of which are beyond the Wilshire Bancorp’s ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements.  Wilshire Bancorp’s Annual Report on Form 10-K and other SEC filings discuss the most significant risk factors that may affect our business, results of operations and financial condition. Wilshire Bancorp undertakes no obligation to revise or update publicly any forward-looking statements for any reason.